UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 24, 2009 (December 22, 2009)
MOBILE MINI, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7420 South Kyrene Road, Suite 101, Tempe,
Arizona	85283

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 894-6311
Former name or former address, if changed since last report: Not Applicable
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 22, 2009, Mobile Mini, Inc. (the “Company”) agreed upon and executed an employment agreement with its Senior Vice President & General Counsel Christopher J. Miner (“Miner”). A brief description of the employment agreement is provided below. A copy of the agreement is attached as an Exhibit to this report, and is incorporated herein.
     The employment agreement provides for Mr. Miner’s continued employment as Senior Vice President and General Counsel of the Company for a term commencing expiring on December 31, 2010. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods unless the Company or Mr. Miner gives written notice within the ninety (90) day period prior to December 31, 2009 (or the relevant December 31st thereafter, as applicable) of an intention to terminate employment on the last day of the then-current employment period.
     Under the employment agreement, Mr. Miner will be paid a 2009 base annual salary of $262,500. After 2009, the base salary will be reviewed annually. Mr. Miner is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee of the board of directors may determine. He is eligible for all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. His 2009 equity grant will be $165,000 or such other amount as approved by the Company’s Board of Directors. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and reimbursement of his state bar and continuing legal education expenses.
     The Company may terminate the employment agreement for Cause (as defined in the agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the agreement upon Mr. Miner’s disability or by written notice.
     Mr. Miner may terminate the employment agreement for Good Reason (as defined in the agreement), including upon (i) assignment to Mr. Miner of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company not in compliance with the agreement, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, and (vi) relocation of Mr. Miner to an office outside the Phoenix metropolitan area. Mr. Miner may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.
     The employment agreement may terminate upon a Change of Control of the Company (as defined in the agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the board of directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.
     Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Miner other than for Good Reason, Mr. Miner or his estate is entitled to any Accrued Compensation (as defined in the agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Miner for Good Reason, (ii) termination by the Company without Cause, or iii) termination within one year of a Change of Control of the Company, Mr. Miner is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary (“Salary”) and the Payment Amount (defined in the employment agreement as 45% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his Salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Miner and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Miner for other than Good Reason), his equity-based compensation awards shall vest in certain circumstances.
     The agreement also provides that Mr. Miner will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Item 9.01	Financial Statements and Exhibits.
The employment agreement for Mr. Miner is filed as Exhibits 99.1 to this Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOBILE MINI, INC.

	By:	/s/ Mark Funk
Mark Funk
Executive Vice President and Chief Financial Officer

Dated: December 24, 2009

EXHIBIT INDEX

99.1	Employment Agreement, dated as of December 22, 2009, by and between Mobile Mini, Inc., a Delaware corporation, and Christopher Miner.